UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 15)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 22, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 38

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 6,153,738
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 6,153,738
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 6,153,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 13.9%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 3 of 38

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 200,000
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 200,000
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 0.5%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 4 of 38

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 6,353,838
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 6,353,838
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 6,353,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 14.3%
14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 89267P 10 5	Page 5 of 38

This Amendment No. 15 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006, Amendment No. 11 filed on May 22, 2006, Amendment No. 12 filed on August 28, 2006, Amendment No. 13 filed on February 26, 2007 and Amendment No. 14 filed on May 25, 2007 (“Amendment No. 14”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 14 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-I 1997 Limited Partnership of 650,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on August 1, 2007, August 2, 2007, August 3, 2007, August 6, 2007, August 7, 2007, August 8, 2007, August 9, 2007, August 10, 2007, August 13, 2007, August 14, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 20, 2007, August 21, 2007, August 22, 2007 and August 23, 2007, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 22, 2007:

(1) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.05 per share;

CUSIP No. 89267P 10 5	Page 6 of 38

(2) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.02 per share;

(3) On July 31, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.01 per share;

(4) On July 31, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.99 per share;

(5) On July 31, 2007, the limited partnership sold 797 shares of Common Stock on the open market for $10.97 per share;

(6) On July 31, 2007, the limited partnership sold 103 shares of Common Stock on the open market for $10.96 per share;

(7) On July 31, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.95 per share;

(8) On July 31, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.94 per share;

(9) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.93 per share;

(10) On July 31, 2007, the limited partnership sold 321 shares of Common Stock on the open market for $10.92 per share;

(11) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.90 per share;

(12) On July 31, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $10.85 per share;

(13) On July 31, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.81 per share;

(14) On July 31, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.79 per share;

(15) On July 31, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.75 per share;

(16) On July 31, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.71 per share;

(17) On July 31, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.70 per share;

CUSIP No. 89267P 10 5	Page 7 of 38

(18) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.69 per share;

(19) On July 31, 2007, the limited partnership sold 1,544 shares of Common Stock on the open market for $10.67 per share;

(20) On July 31, 2007, the limited partnership sold 456 shares of Common Stock on the open market for $10.66 per share;

(21) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.65 per share;

(22) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.62 per share;

(23) On July 31, 2007, the limited partnership sold 779 shares of Common Stock on the open market for $10.55 per share;

(24) On August 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.67 per share;

(25) On August 1, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.63 per share;

(26) On August 1, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.62 per share;

(27) On August 1, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.61 per share;

(28) On August 1, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.60 per share;

(29) On August 1, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.58 per share;

(30) On August 1, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.57 per share;

(31) On August 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.56 per share;

(32) On August 1, 2007, the limited partnership sold 428 shares of Common Stock on the open market for $10.55 per share;

(33) On August 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.53 per share;

CUSIP No. 89267P 10 5	Page 8 of 38

(34) On August 1, 2007, the limited partnership sold 172 shares of Common Stock on the open market for $10.52 per share;

(35) On August 1, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.51 per share;

(36) On August 1, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.50 per share;

(37) On August 1, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.49 per share;

(38) On August 1, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.48 per share;

(39) On August 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.46 per share;

(40) On August 1, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.45 per share;

(41) On August 1, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.43 per share;

(42) On August 1, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.42 per share;

(43) On August 1, 2007, the limited partnership sold 2,970 shares of Common Stock on the open market for $10.41 per share;

(44) On August 1, 2007, the limited partnership sold 1,530 shares of Common Stock on the open market for $10.40 per share;

(45) On August 1, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.39 per share;

(46) On August 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.38 per share;

(47) On August 1, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.37 per share;

(48) On August 1, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.35 per share;

(49) On August 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.34 per share;

CUSIP No. 89267P 10 5	Page 9 of 38

(50) On August 1, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.33 per share;

(51) On August 1, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.31 per share;

(52) On August 1, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.30 per share;

(53) On August 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.29 per share;

(54) On August 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.83 per share;

(55) On August 2, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.81 per share;

(56) On August 2, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.79 per share;

(57) On August 2, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.77 per share;

(58) On August 2, 2007, the limited partnership sold 1,604 shares of Common Stock on the open market for $10.76 per share;

(59) On August 2, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.75 per share;

(60) On August 2, 2007, the limited partnership sold 1,135 shares of Common Stock on the open market for $10.73 per share;

(61) On August 2, 2007, the limited partnership sold 465 shares of Common Stock on the open market for $10.72 per share;

(62) On August 2, 2007, the limited partnership sold 796 shares of Common Stock on the open market for $10.70 per share;

(63) On August 2, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.69 per share;

(64) On August 2, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.68 per share;

(65) On August 2, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $10.67 per share;

CUSIP No. 89267P 10 5	Page 10 of 38

(66) On August 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.66 per share;

(67) On August 2, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.62 per share;

(68) On August 2, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.60 per share;

(69) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.59 per share;

(70) On August 2, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.58 per share;

(71) On August 2, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.57 per share;

(72) On August 2, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.56 per share;

(73) On August 2, 2007, the limited partnership sold 2,455 shares of Common Stock on the open market for $10.54 per share;

(74) On August 2, 2007, the limited partnership sold 845 shares of Common Stock on the open market for $10.53 per share;

(75) On August 2, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.52 per share;

(76) On August 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.51 per share;

(77) On August 2, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.49 per share;

(78) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.48 per share;

(79) On August 3, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.48 per share;

(80) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.46 per share;

(81) On August 3, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.42 per share;

CUSIP No. 89267P 10 5	Page 11 of 38

(82) On August 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.41 per share;

(83) On August 3, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $10.40 per share;

(84) On August 3, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.39 per share;

(85) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.38 per share;

(86) On August 3, 2007, the limited partnership sold 947 shares of Common Stock on the open market for $10.37 per share;

(87) On August 3, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.36 per share;

(88) On August 3, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.35 per share;

(89) On August 3, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.34 per share;

(90) On August 3, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.33 per share;

(91) On August 3, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.32 per share;

(92) On August 3, 2007, the limited partnership sold 1,622 shares of Common Stock on the open market for $10.31 per share;

(93) On August 3, 2007, the limited partnership sold 178 shares of Common Stock on the open market for $10.30 per share;

(94) On August 3, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.29 per share;

(95) On August 3, 2007, the limited partnership sold 307 shares of Common Stock on the open market for $10.28 per share;

(96) On August 3, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.27 per share;

(97) On August 3, 2007, the limited partnership sold 150 shares of Common Stock on the open market for $10.26 per share;

CUSIP No. 89267P 10 5	Page 12 of 38

(98) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.25 per share;

(99) On August 3, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.24 per share;

(100) On August 3, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.20 per share;

(101) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.18 per share;

(102) On August 3, 2007, the limited partnership sold 178 shares of Common Stock on the open market for $10.17 per share;

(103) On August 3, 2007, the limited partnership sold 2,878 shares of Common Stock on the open market for $10.16 per share;

(104) On August 3, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.15 per share;

(105) On August 3, 2007, the limited partnership sold 6,400 shares of Common Stock on the open market for $10.14 per share;

(106) On August 3, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.13 per share;

(107) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.12 per share;

(108) On August 6, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.23 per share;

(109) On August 6, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.18 per share;

(110) On August 6, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.02 per share;

(111) On August 6, 2007, the limited partnership sold 25,900 shares of Common Stock on the open market for $10.00 per share;

(112) On August 6, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.99 per share;

(113) On August 6, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.98 per share;

CUSIP No. 89267P 10 5	Page 13 of 38

(114) On August 6, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $9.97 per share;

(115) On August 6, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.95 per share;

(116) On August 6, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $9.92 per share;

(117) On August 7, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.37 per share;

(118) On August 7, 2007, the limited partnership sold 4,084 shares of Common Stock on the open market for $10.35 per share;

(119) On August 7, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.35 per share;

(120) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.34 per share;

(121) On August 7, 2007, the limited partnership sold 2,840 shares of Common Stock on the open market for $10.33 per share;

(122) On August 7, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.32 per share;

(123) On August 7, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.31 per share;

(124) On August 7, 2007, the limited partnership sold 6,500 shares of Common Stock on the open market for $10.30 per share;

(125) On August 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.29 per share;

(126) On August 7, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.28 per share;

(127) On August 7, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.27 per share;

(128) On August 7, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.26 per share;

(129) On August 7, 2007, the limited partnership sold 1,127 shares of Common Stock on the open market for $10.25 per share;

CUSIP No. 89267P 10 5	Page 14 of 38

(130) On August 7, 2007, the limited partnership sold 1,244 shares of Common Stock on the open market for $10.22 per share;

(131) On August 7, 2007, the limited partnership sold 2,756 shares of Common Stock on the open market for $10.21 per share;

(132) On August 7, 2007, the limited partnership sold 296 shares of Common Stock on the open market for $10.20 per share;

(133) On August 7, 2007, the limited partnership sold 504 shares of Common Stock on the open market for $10.19 per share;

(134) On August 7, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.18 per share;

(135) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.17 per share;

(136) On August 7, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.16 per share;

(137) On August 7, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.14 per share;

(138) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.11 per share;

(139) On August 7, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.08 per share;

(140) On August 7, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $10.05 per share;

(141) On August 7, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.04 per share;

(142) On August 7, 2007, the limited partnership sold 1,649 shares of Common Stock on the open market for $10.03 per share;

(143) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.02 per share;

(144) On August 7, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.01 per share;

(145) On August 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.00 per share;

CUSIP No. 89267P 10 5	Page 15 of 38

(146) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.98 per share;

(147) On August 7, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.97 per share;

(148) On August 7, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.96 per share;

(149) On August 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $9.95 per share;

(150) On August 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $9.94 per share;

(151) On August 7, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $9.91 per share;

(152) On August 7, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.90 per share;

(153) On August 8, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.94 per share;

(154) On August 8, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.92 per share;

(155) On August 8, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.91 per share;

(156) On August 8, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.90 per share;

(157) On August 8, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.89 per share;

(158) On August 8, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.88 per share;

(159) On August 8, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $10.87 per share;

(160) On August 8, 2007, the limited partnership sold 78 shares of Common Stock on the open market for $10.86 per share;

(161) On August 8, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.85 per share;

CUSIP No. 89267P 10 5	Page 16 of 38

(162) On August 8, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.84 per share;

(163) On August 8, 2007, the limited partnership sold 2,758 shares of Common Stock on the open market for $10.83 per share;

(164) On August 8, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.82 per share;

(165) On August 8, 2007, the limited partnership sold 842 shares of Common Stock on the open market for $10.81 per share;

(166) On August 8, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.80 per share;

(167) On August 8, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.79 per share;

(168) On August 8, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.78 per share;

(169) On August 8, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.77 per share;

(170) On August 8, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.75 per share;

(171) On August 8, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.74 per share;

(172) On August 8, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.73 per share;

(173) On August 8, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(174) On August 8, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.68 per share;

(175) On August 8, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.66 per share;

(176) On August 8, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.65 per share;

(177) On August 8, 2007, the limited partnership sold 406 shares of Common Stock on the open market for $10.64 per share;

CUSIP No. 89267P 10 5	Page 17 of 38

(178) On August 8, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.54 per share;

(179) On August 8, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.53 per share;

(180) On August 8, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.52 per share;

(181) On August 8, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.48 per share;

(182) On August 8, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.47 per share;

(183) On August 8, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.38 per share;

(184) On August 8, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.34 per share;

(185) On August 8, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.32 per share;

(186) On August 8, 2007, the limited partnership sold 89 shares of Common Stock on the open market for $10.26 per share;

(187) On August 8, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.23 per share;

(188) On August 8, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.22 per share;

(189) On August 8, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.21 per share;

(190) On August 8, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $10.16 per share;

(191) On August 8, 2007, the limited partnership sold 4,727 shares of Common Stock on the open market for $10.15 per share;

(192) On August 9, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.30 per share;

(193) On August 9, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.29 per share;

CUSIP No. 89267P 10 5	Page 18 of 38

(194) On August 9, 2007, the limited partnership sold 1,052 shares of Common Stock on the open market for $10.28 per share;

(195) On August 9, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.26 per share;

(196) On August 9, 2007, the limited partnership sold 4,200 shares of Common Stock on the open market for $10.25 per share;

(197) On August 9, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $10.24 per share;

(198) On August 9, 2007, the limited partnership sold 2,288 shares of Common Stock on the open market for $10.23 per share;

(199) On August 9, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $10.21 per share;

(200) On August 9, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.20 per share;

(201) On August 9, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.19 per share;

(202) On August 9, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.18 per share;

(203) On August 9, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.17 per share;

(204) On August 9, 2007, the limited partnership sold 1,702 shares of Common Stock on the open market for $10.16 per share;

(205) On August 9, 2007, the limited partnership sold 6,598 shares of Common Stock on the open market for $10.14 per share;

(206) On August 9, 2007, the limited partnership sold 265 shares of Common Stock on the open market for $10.13 per share;

(207) On August 9, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $10.12 per share;

(208) On August 9, 2007, the limited partnership sold 3,835 shares of Common Stock on the open market for $10.11 per share;

(209) On August 9, 2007, the limited partnership sold 629 shares of Common Stock on the open market for $10.10 per share;

CUSIP No. 89267P 10 5	Page 19 of 38

(210) On August 9, 2007, the limited partnership sold 3,897 shares of Common Stock on the open market for $10.09 per share;

(211) On August 9, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.08 per share;

(212) On August 9, 2007, the limited partnership sold 5,400 shares of Common Stock on the open market for $10.07 per share;

(213) On August 9, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.06 per share;

(214) On August 9, 2007, the limited partnership sold 13,407 shares of Common Stock on the open market for $10.05 per share;

(215) On August 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.04 per share;

(216) On August 9, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.03 per share;

(217) On August 9, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $10.02 per share;

(218) On August 9, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.01 per share;

(219) On August 9, 2007, the limited partnership sold 3,627 shares of Common Stock on the open market for $10.00 per share;

(220) On August 10, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.66 per share;

(221) On August 10, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.59 per share;

(222) On August 10, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.56 per share;

(223) On August 10, 2007, the limited partnership sold 248 shares of Common Stock on the open market for $10.53 per share;

(224) On August 10, 2007, the limited partnership sold 1,652 shares of Common Stock on the open market for $10.52 per share;

(225) On August 10, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.51 per share;

CUSIP No. 89267P 10 5	Page 20 of 38

(226) On August 10, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $10.50 per share;

(227) On August 10, 2007, the limited partnership sold 391 shares of Common Stock on the open market for $10.49 per share;

(228) On August 10, 2007, the limited partnership sold 2,003 shares of Common Stock on the open market for $10.48 per share;

(229) On August 10, 2007, the limited partnership sold 560 shares of Common Stock on the open market for $10.47 per share;

(230) On August 10, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.46 per share;

(231) On August 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.45 per share;

(232) On August 10, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.44 per share;

(233) On August 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.43 per share;

(234) On August 10, 2007, the limited partnership sold 4,846 shares of Common Stock on the open market for $10.42 per share;

(235) On August 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.41 per share;

(236) On August 10, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.40 per share;

(237) On August 10, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.38 per share;

(238) On August 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.37 per share;

(239) On August 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.36 per share;

(240) On August 10, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.34 per share;

(241) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.33 per share;

CUSIP No. 89267P 10 5	Page 21 of 38

(242) On August 10, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.32 per share;

(243) On August 10, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.29 per share;

(244) On August 10, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.28 per share;

(245) On August 10, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.27 per share;

(246) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.23 per share;

(247) On August 10, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $10.22 per share;

(248) On August 10, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.21 per share;

(249) On August 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.20 per share;

(250) On August 10, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $10.19 per share;

(251) On August 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.18 per share;

(252) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.17 per share;

(253) On August 10, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.16 per share;

(254) On August 10, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $10.15 per share;

(255) On August 10, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.13 per share;

(256) On August 10, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.11 per share;

(257) On August 10, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.02 per share;

CUSIP No. 89267P 10 5	Page 22 of 38

(258) On August 13, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.99 per share;

(259) On August 13, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.97 per share;

(260) On August 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.95 per share;

(261) On August 13, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.94 per share;

(262) On August 13, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.93 per share;

(263) On August 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.92 per share;

(264) On August 13, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.89 per share;

(265) On August 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.88 per share;

(266) On August 13, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.87 per share;

(267) On August 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.86 per share;

(268) On August 13, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.85 per share;

(269) On August 13, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.84 per share;

(270) On August 13, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.83 per share;

(271) On August 13, 2007, the limited partnership sold 5,100 shares of Common Stock on the open market for $10.82 per share;

(272) On August 13, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.81 per share;

(273) On August 13, 2007, the limited partnership sold 8,600 shares of Common Stock on the open market for $10.80 per share;

CUSIP No. 89267P 10 5	Page 23 of 38

(274) On August 13, 2007, the limited partnership sold 4,200 shares of Common Stock on the open market for $10.79 per share;

(275) On August 13, 2007, the limited partnership sold 5,800 shares of Common Stock on the open market for $10.78 per share;

(276) On August 13, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.77 per share;

(277) On August 13, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.75 per share;

(278) On August 13, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.74 per share;

(279) On August 13, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $10.73 per share;

(280) On August 13, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.69 per share;

(281) On August 13, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.68 per share;

(282) On August 14, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.88 per share;

(283) On August 14, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.87 per share;

(284) On August 14, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.83 per share;

(285) On August 14, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.77 per share;

(286) On August 14, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.71 per share;

(287) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.68 per share;

(288) On August 14, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.63 per share;

(289) On August 14, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.62 per share;

CUSIP No. 89267P 10 5	Page 24 of 38

(290) On August 14, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.61 per share;

(291) On August 14, 2007, the limited partnership sold 9,600 shares of Common Stock on the open market for $10.60 per share;

(292) On August 14, 2007, the limited partnership sold 2,358 shares of Common Stock on the open market for $10.59 per share;

(293) On August 14, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.58 per share;

(294) On August 14, 2007, the limited partnership sold 1,142 shares of Common Stock on the open market for $10.57 per share;

(295) On August 14, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.56 per share;

(296) On August 14, 2007, the limited partnership sold 4,100 shares of Common Stock on the open market for $10.55 per share;

(297) On August 14, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.54 per share;

(298) On August 14, 2007, the limited partnership sold 2,519 shares of Common Stock on the open market for $10.53 per share;

(299) On August 14, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.52 per share;

(300) On August 14, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.51 per share;

(301) On August 14, 2007, the limited partnership sold 3,200 shares of Common Stock on the open market for $10.50 per share;

(302) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.49 per share;

(303) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.48 per share;

(304) On August 14, 2007, the limited partnership sold 831 shares of Common Stock on the open market for $10.47 per share;

(305) On August 14, 2007, the limited partnership sold 750 shares of Common Stock on the open market for $10.46 per share;

CUSIP No. 89267P 10 5	Page 25 of 38

(306) On August 14, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.45 per share;

(307) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.84 per share;

(308) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(309) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.75 per share;

(310) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.73 per share;

(311) On August 15, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.70 per share;

(312) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.69 per share;

(313) On August 15, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.68 per share;

(314) On August 15, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.67 per share;

(315) On August 15, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.65 per share;

(316) On August 15, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.62 per share;

(317) On August 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.61 per share;

(318) On August 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.59 per share;

(319) On August 15, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.58 per share;

(320) On August 15, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.57 per share;

(321) On August 15, 2007, the limited partnership sold 686 shares of Common Stock on the open market for $10.56 per share;

CUSIP No. 89267P 10 5	Page 26 of 38

(322) On August 15, 2007, the limited partnership sold 1,514 shares of Common Stock on the open market for $10.55 per share;

(323) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.52 per share;

(324) On August 15, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.51 per share;

(325) On August 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.50 per share;

(326) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.49 per share;

(327) On August 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.48 per share;

(328) On August 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.47 per share;

(329) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.39 per share;

(330) On August 15, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.34 per share;

(331) On August 15, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.31 per share;

(332) On August 15, 2007, the limited partnership sold 1,076 shares of Common Stock on the open market for $10.30 per share;

(333) On August 15, 2007, the limited partnership sold 524 shares of Common Stock on the open market for $10.29 per share;

(334) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.22 per share;

(335) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.18 per share;

(336) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.17 per share;

(337) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.16 per share;

CUSIP No. 89267P 10 5	Page 27 of 38

(338) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.15 per share;

(339) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.11 per share;

(340) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.08 per share;

(341) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.07 per share;

(342) On August 15, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.06 per share;

(343) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.05 per share;

(344) On August 16, 2007, the limited partnership sold 151 shares of Common Stock on the open market for $9.91 per share;

(345) On August 16, 2007, the limited partnership sold 2,133 shares of Common Stock on the open market for $9.90 per share;

(346) On August 16, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $9.89 per share;

(347) On August 16, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $9.88 per share;

(348) On August 16, 2007, the limited partnership sold 1,963 shares of Common Stock on the open market for $9.87 per share;

(349) On August 16, 2007, the limited partnership sold 937 shares of Common Stock on the open market for $9.86 per share;

(350) On August 16, 2007, the limited partnership sold 2,542 shares of Common Stock on the open market for $9.85 per share;

(351) On August 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.83 per share;

(352) On August 16, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.82 per share;

(353) On August 16, 2007, the limited partnership sold 931 shares of Common Stock on the open market for $9.81 per share;

CUSIP No. 89267P 10 5	Page 28 of 38

(354) On August 16, 2007, the limited partnership sold 5,145 shares of Common Stock on the open market for $9.80 per share;

(355) On August 16, 2007, the limited partnership sold 705 shares of Common Stock on the open market for $9.79 per share;

(356) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.78 per share;

(357) On August 16, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $9.77 per share;

(358) On August 16, 2007, the limited partnership sold 1,061 shares of Common Stock on the open market for $9.76 per share;

(359) On August 16, 2007, the limited partnership sold 6,100 shares of Common Stock on the open market for $9.75 per share;

(360) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.74 per share;

(361) On August 16, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $9.73 per share;

(362) On August 16, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.71 per share;

(363) On August 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.70 per share;

(364) On August 16, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $9.69 per share;

(365) On August 16, 2007, the limited partnership sold 2,520 shares of Common Stock on the open market for $9.67 per share;

(366) On August 16, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $9.65 per share;

(367) On August 16, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $9.64 per share;

(368) On August 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $9.62 per share;

(369) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.61 per share;

CUSIP No. 89267P 10 5	Page 29 of 38

(370) On August 16, 2007, the limited partnership sold 2,073 shares of Common Stock on the open market for $9.56 per share;

(371) On August 16, 2007, the limited partnership sold 740 shares of Common Stock on the open market for $9.53 per share;

(372) On August 16, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.52 per share;

(373) On August 16, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $9.51 per share;

(374) On August 16, 2007, the limited partnership sold 299 shares of Common Stock on the open market for $9.50 per share;

(375) On August 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $9.49 per share;

(376) On August 17, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.50 per share;

(377) On August 17, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.49 per share;

(378) On August 17, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.48 per share;

(379) On August 17, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.47 per share;

(380) On August 17, 2007, the limited partnership sold 6,378 shares of Common Stock on the open market for $10.46 per share;

(381) On August 17, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.45 per share;

(382) On August 17, 2007, the limited partnership sold 2,111 shares of Common Stock on the open market for $10.44 per share;

(383) On August 17, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.43 per share;

(384) On August 17, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.42 per share;

(385) On August 17, 2007, the limited partnership sold 889 shares of Common Stock on the open market for $10.41 per share;

CUSIP No. 89267P 10 5	Page 30 of 38

(386) On August 17, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.40 per share;

(387) On August 17, 2007, the limited partnership sold 2,130 shares of Common Stock on the open market for $10.39 per share;

(388) On August 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.38 per share;

(389) On August 17, 2007, the limited partnership sold 7,870 shares of Common Stock on the open market for $10.37 per share;

(390) On August 17, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.36 per share;

(391) On August 17, 2007, the limited partnership sold 4,144 shares of Common Stock on the open market for $10.35 per share;

(392) On August 17, 2007, the limited partnership sold 1,301 shares of Common Stock on the open market for $10.34 per share;

(393) On August 17, 2007, the limited partnership sold 2,778 shares of Common Stock on the open market for $10.33 per share;

(394) On August 17, 2007, the limited partnership sold 2,177 shares of Common Stock on the open market for $10.32 per share;

(395) On August 17, 2007, the limited partnership sold 3,200 shares of Common Stock on the open market for $10.31 per share;

(396) On August 17, 2007, the limited partnership sold 1,070 shares of Common Stock on the open market for $10.28 per share;

(397) On August 17, 2007, the limited partnership sold 1,830 shares of Common Stock on the open market for $10.27 per share;

(398) On August 17, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.26 per share;

(399) On August 17, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $10.25 per share;

(400) On August 17, 2007, the limited partnership sold 222 shares of Common Stock on the open market for $10.24 per share;

(401) On August 20, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.58 per share;

CUSIP No. 89267P 10 5	Page 31 of 38

(402) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.55 per share;

(403) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.54 per share;

(404) On August 20, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.53 per share;

(405) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.52 per share;

(406) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.51 per share;

(407) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.50 per share;

(408) On August 20, 2007, the limited partnership sold 294 shares of Common Stock on the open market for $10.48 per share;

(409) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.45 per share;

(410) On August 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.44 per share;

(411) On August 20, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.41 per share;

(412) On August 20, 2007, the limited partnership sold 398 shares of Common Stock on the open market for $10.40 per share;

(413) On August 20, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.38 per share;

(414) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.37 per share;

(415) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.36 per share;

(416) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.35 per share;

(417) On August 20, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.34 per share;

CUSIP No. 89267P 10 5	Page 32 of 38

(418) On August 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.33 per share;

(419) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.32 per share;

(420) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.30 per share;

(421) On August 20, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.29 per share;

(422) On August 20, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.28 per share;

(423) On August 20, 2007, the limited partnership sold 4,900 shares of Common Stock on the open market for $10.27 per share;

(424) On August 20, 2007, the limited partnership sold 1,385 shares of Common Stock on the open market for $10.26 per share;

(425) On August 20, 2007, the limited partnership sold 3,549 shares of Common Stock on the open market for $10.25 per share;

(426) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.24 per share;

(427) On August 20, 2007, the limited partnership sold 1,274 shares of Common Stock on the open market for $10.23 per share;

(428) On August 20, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.21 per share;

(429) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.18 per share;

(430) On August 20, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.17 per share;

(431) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.16 per share;

(432) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.15 per share;

(433) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.14 per share;

CUSIP No. 89267P 10 5	Page 33 of 38

(434) On August 20, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.13 per share;

(435) On August 20, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.12 per share;

(436) On August 20, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.11 per share;

(437) On August 21, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.80 per share;

(438) On August 21, 2007, the limited partnership sold 80 shares of Common Stock on the open market for $10.79 per share;

(439) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.78 per share;

(440) On August 21, 2007, the limited partnership sold 1,683 shares of Common Stock on the open market for $10.77 per share;

(441) On August 21, 2007, the limited partnership sold 1,113 shares of Common Stock on the open market for $10.75 per share;

(442) On August 21, 2007, the limited partnership sold 3,007 shares of Common Stock on the open market for $10.74 per share;

(443) On August 21, 2007, the limited partnership sold 787 shares of Common Stock on the open market for $10.72 per share;

(444) On August 21, 2007, the limited partnership sold 130 shares of Common Stock on the open market for $10.71 per share;

(445) On August 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.69 per share;

(446) On August 21, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.68 per share;

(447) On August 21, 2007, the limited partnership sold 352 shares of Common Stock on the open market for $10.67 per share;

(448) On August 21, 2007, the limited partnership sold 2,333 shares of Common Stock on the open market for $10.65 per share;

(449) On August 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.64 per share;

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(450) On August 21, 2007, the limited partnership sold 234 shares of Common Stock on the open market for $10.62 per share;

(451) On August 21, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.61 per share;

(452) On August 21, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.57 per share;

(453) On August 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.55 per share;

(454) On August 21, 2007, the limited partnership sold 813 shares of Common Stock on the open market for $10.54 per share;

(455) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.53 per share;

(456) On August 21, 2007, the limited partnership sold 753 shares of Common Stock on the open market for $10.52 per share;

(457) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.51 per share;

(458) On August 21, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.50 per share;

(459) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.47 per share;

(460) On August 21, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.45 per share;

(461) On August 21, 2007, the limited partnership sold 315 shares of Common Stock on the open market for $10.44 per share;

(462) On August 21, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.42 per share;

(463) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.39 per share;

(464) On August 21, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.38 per share;

(465) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.35 per share;

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(466) On August 22, 2007, the limited partnership sold 776 shares of Common Stock on the open market for $11.38 per share;

(467) On August 22, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.37 per share;

(468) On August 22, 2007, the limited partnership sold 441 shares of Common Stock on the open market for $11.35 per share;

(469) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.33 per share;

(470) On August 22, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.31 per share;

(471) On August 22, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.30 per share;

(472) On August 22, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.29 per share;

(473) On August 22, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.28 per share;

(474) On August 22, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $11.27 per share;

(475) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.26 per share;

(476) On August 22, 2007, the limited partnership sold 875 shares of Common Stock on the open market for $11.24 per share;

(477) On August 22, 2007, the limited partnership sold 149 shares of Common Stock on the open market for $11.23 per share;

(478) On August 22, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.22 per share;

(479) On August 22, 2007, the limited partnership sold 959 shares of Common Stock on the open market for $11.18 per share;

(480) On August 22, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.17 per share;

(481) On August 22, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $11.16 per share;

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(482) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.15 per share;

(483) On August 22, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.13 per share;

(484) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.07 per share;

(485) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.95 per share; and

(486) On August 22, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.94 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 22, 2007: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

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(c) Transactions during the last 60 days through August 22, 2007: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	Page 38 of 38

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 29, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

August 29, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

August 29, 2007	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)